Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

INTEGRAL SYSTEMS, INC.,

ALPHA MERGER CORPORATION,

CVG, INCORPORATED,

THE PRINCIPAL STOCKHOLDERS

of CVG, Incorporated,

and

OLIN BIDDY,

as Stockholder Representative

Dated as of March 5, 2010

i

(Continued)

(Continued)

(Continued)

Page

Section 10.19	No Presumption Against Drafting Party	61

EXHIBITS

Exhibit A – Articles of Merger

Exhibit B – Forms of Employment Agreements

Exhibit C –Form of Retention Agreement

Exhibit D – Escrow Agreement

Exhibit E – Form of Confidentiality and Invention Disclosure Agreements

Exhibit F – Form of Equityholder Release

Exhibit G – Form of Principal Stockholder Release

Exhibit H – Form of Non-Competition Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 5, 2010 (this “Agreement”), is among Integral Systems, Inc., a Maryland corporation (the “Acquiror”), Alpha Merger Corporation, a Virginia corporation and a wholly owned subsidiary of the Acquiror (“Merger Sub”), CVG, Incorporated, a Virginia corporation (the “Company”), each of the Principal Stockholders (as defined below) and Olin Biddy, an individual, in his capacity as the initial Stockholder Representative hereunder.

RECITALS

A. The Boards of Directors of each of the Acquiror, the Company and Merger Sub have (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) would be advisable and fair to, and in the best interests of, their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the Virginia Stock Corporation Act, as amended (the “VSCA” ), and other applicable Laws of the Commonwealth of Virginia (collectively, the “Virginia Law”).

B. The Stockholders have approved the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to Virginia Law.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Escrow Agreement, the Principal Stockholder Release, the Employment Agreements, the Retention Agreements, the Confidentiality and Invention Disclosure Agreements, the Equityholder Release and the Non-Competition Agreement.

“Avtec Acquisition Date” means May 18, 2007, which is the date the Company acquired Avtec Systems.

“Avtec Systems” means Avtec Systems, Inc., a Virginia corporation and a Subsidiary of the Company.

“Bank of America Letter of Credit” means that certain Irrevocable Standby Letter of Credit (No. 68033688), dated as of March 23, 2009, as amended September 18, 2009, and as further amended to the date of this Agreement, issued by Bank of America, N.A. for the benefit of National Space Association / National Applied Research Laboratories (Taiwan) with Avtec Systems as the applicant thereunder.

“Bank of Georgetown Loan Agreement” means that certain Business Loan Agreement (Asset Based) dated May 18, 2009, as amended by the Change in Terms Agreement, dated May 18, 2009, as further amended by the Change in Terms Agreement dated August 27, 2009, and as further amended to the date of this Agreement, by and among the Company and Avtec Systems, as the borrowers, and Bank of Georgetown, as the lender.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Maryland.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock of the Company.

“Company Stockholder Loans” means the loans extended to the Company from time to time by Dana H. Dalton, Olin Biddy and John J. Stover, as more particularly described on Schedule 3.19(c) of the Disclosure Schedules.

“Confidentiality and Invention Disclosure Agreements” means the agreements between the Company and each of the following employees of the Company: Olin Biddy, Tim Castlen, Jeff Cline, Dana H. Dalton, Morris Gelman, Stephen Gizinski, Vicki Hutchinson, Nick Lapato, Jeremy Lapato, Tom Malloy, Dana McArthur and John J. Stover; each of which shall be substantially in the form attached as Exhibit E and shall be executed prior to or as of the date of this Agreement.

“Contract” means any contract, agreement, arrangement or obligation, whether written or oral, excluding in each case any of the foregoing that have been terminated in accordance with its terms or fully performed, provided that “Contract” shall only include oral contracts, agreements, arrangements and obligations that are material to the Company and its Subsidiaries, taken as a whole, or where the financial obligation thereunder exceeds or could exceed $10,000.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Deductible” $1,960,936.

“Desktop Software” means commercially available off-the-shelf software that is licensed by a third party to the Company or a Subsidiary thereof and that is licensed for a license fee of no more than $10,000 in the aggregate.

“Employment Agreements” means the employment agreements by and between the Acquiror and each of Stephen Gizinski, Fred Shapiro and Mark Virden, which shall be substantially in the forms attached as Exhibit B and shall be executed prior to or as of the date of this Agreement.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Equityholder Release” means the release agreement among the Company, the Acquiror and each of the following Stockholders, which shall be substantially in the form attached as Exhibit F and shall be executed prior to or as of the date of this Agreement: Dori Dalton, Matthew Dalton, Claire Dalton, Linda Biddy, Olin K. Biddy and Ryan Biddy.

“Escrow Agent” means PNC Bank, National Association, or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Acquiror, the Stockholder Representative and the Escrow Agent, substantially in the form of Exhibit D.

“Escrow Amount” means $5,000,000.

“Escrow Fund” means the Escrow Amount deposited with the Escrow Agent, as such amount may be increased or decreased as provided in the Escrow Agreement.

“Fully Diluted Shares” means the aggregate number of Shares (other than Shares to be cancelled in accordance with Sections 2.7(b)) and Share equivalents (including options, warrants and other interests convertible into or exchangeable for Shares) outstanding immediately prior to the Effective Time, including for purposes of this computation the aggregate number of Shares issuable upon the exercise in full of all Options outstanding immediately prior to the Effective Time, whether or not vested or currently exercisable.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date of this Agreement.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government or governmental, regulatory or administrative body thereof, or political subdivision thereof, or any agency, branch, department, commission, board, bureau, instrumentality or authority thereof, or any court, tribunal, or arbitral or judicial body.

“Immediate Family,” with respect to any specified Person, means such Person’s children, stepchildren, parents, stepparent, spouse, siblings, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, and sisters-in-law, and any Person (other than a tenant or employee) sharing the household of such Person.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) know-how, inventions, methods, processes, formulae, algorithms, models, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“Key Employees” means each of the following employees of the Company: Stephen Gizinski, Fred Shapiro and Mark Virden.

“knowledge of the Acquiror” means the actual knowledge of Paul G. Casner, William M. Bambarger, Jr., R. Miller Adams, Stuart C. Daughtridge, James B. Kramer and Peter J. Gaffney, after due and reasonable inquiry within the scope of such Person’s title and responsibilities.

“knowledge of the Company” means the actual knowledge of George Bouras, Stephen Gizinski, Fred Shapiro, April Bowen, Dana H. Dalton, Olin Biddy, John J. Stover, Jennifer Greenlaw, Joe Merritt, Amit Puri, Jim Roberts and Mark Virden, after due and reasonable inquiry within the scope of such Person’s title and responsibilities.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to (i) be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) materially impair the ability of the

Company to consummate, or prevent or materially delay, the Merger, other than any event, change, circumstance, occurrence, effect or state of facts arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (except to the extent such changes disproportionately affect the Company and its Subsidiaries, taken as a whole), (b) changes in general legal, Tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and its Subsidiaries conduct their business (except to the extent such changes disproportionately affect the Company and its Subsidiaries, taken as a whole), (c) the announcement or consummation of the Merger, (d) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (except to the extent any such acts disproportionately affect the Company and its Subsidiaries, taken as a whole), (e) earthquakes, hurricanes, floods, or other natural disasters (except to the extent any such disasters disproportionately affect the Company and its Subsidiaries, taken as a whole), (f) any action or omission taken with the prior written consent of the Acquiror or Merger Sub, (g) the Company’s performance of its obligations under this Agreement, (h) matters disclosed in the Disclosure Schedules, or (i) any action taken by the Acquiror, Merger Sub or any of their respective Affiliates.

“Non-Competition Agreement” means the Non-Competition and Non-Solicitation Agreement between the Acquiror and Dana H. Dalton, which shall be substantially in the form attached as Exhibit H and shall be executed prior to or as of the date of this Agreement.

“Open Source Materials” means any software that is distributed or made generally available as “open source” software or in source code or equivalent form under license terms that permit modifications or redistribution of such software. Open Source Materials include but are not limited to software that is licensed under the GNU General Public License, GNU Lesser General Public License or Mozilla Public License.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Post-Closing Tax Period” means any Tax period that begins after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on or before the Closing Date.

“Principal Stockholder Release” means the release agreement among the Company, the Acquiror and each Principal Stockholder, which shall be substantially in the form attached as Exhibit G and shall be executed prior to or as of the date of this Agreement.

“Principal Stockholders” means the following Stockholders of the Company: Dana H. Dalton, Olin Biddy and John J. Stover.

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than five percent (5%) of the outstanding voting equity or ownership interests of such specified Person.

“Representatives,” with respect to any specified Person, means, its officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives.

“Retention Agreements” means retention bonus agreements by and between the Acquiror and each of the individuals listed on Schedule I, each of which shall be substantially in the form attached as Exhibit C and shall be executed prior to or as of the date of this Agreement.

“Return” means any federal, state, provincial, district, municipal, county, local and foreign return, declaration, report, statement, information statement and other document required to be filed or filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

“Seller Taxes” means the following amounts, whenever assessed or levied regardless of the Person in charge of payment or collection: (i) all Taxes of the Company assessed or levied with respect to a Pre-Closing Tax Period or attributable to income accrued on or prior to the Closing Date and (ii) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any Subsidiary (or including any predecessor entities) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any corresponding or similar provision of state, local or foreign Tax Laws and (iii) all Taxes of any Person imposed on the Company or any Subsidiary as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to events or transactions occurring prior to the Closing Date.

“Straddle Period” means any Taxable period that begins before and ends after the Closing Date.

“Stratos LOI” means the Letter of Intent between the Company and Stratos Government Services Inc., dated February 23, 2009, as amended.

“Subsidiary” means, with respect to any Person, any other Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests) of which is owned or controlled directly or indirectly by such first Person.

“Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Terminated Contract” means any contract, agreement, arrangement or obligation, whether written or oral, which has been terminated in accordance with its terms or fully performed, provided that “Terminated Contract” shall only include oral contracts, agreements, arrangements and obligations that are material to the Company and its Subsidiaries, taken as a whole, or where the financial obligation thereunder exceeds or could exceed $10,000.

“Transfer Taxes” means all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement.

“Treasury Regulation” means any regulation issued by the United States Treasury Department issued pursuant to the Code.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Acquiror	Preamble
Agreement	Preamble
Articles of Merger	2.2(b)
Balance Sheet	3.6(a)
Bankruptcy and Equity Exception	3.2(a)
BB&T	3.26
BB&T Fee Amount	3.26
Bid	3.18(a)
CERCLA	3.16(f)(iii)
Certificates	2.10(c)
Closing	2.2(a)
Closing Accounts Payable	3.6(h)(iv)
Closing Accounts Receivable	3.6(h)(iii)
Closing Cash	3.6(h)(ii)
Closing Date	2.2(a)
Closing Date Equity Consideration	2.10(h)(ii)
Closing Date Merger Consideration	2.10(h)(iii)
Closing Date Per Share Merger Consideration	2.10(h)(iv)
Closing Working Capital	3.6(h)(v)
Company	Preamble

Definition	Location

Company Board Approval	3.2(a)
Company Equity Plans	2.9(a)
Company Government Contract	3.18(a)
Company Government Subcontract	3.18(a)
Company Plans	3.10(a)
Company Registered IP	3.14(b)
Company Stockholder Approval	3.2(a)
Company Stockholder Ratification	3.2(b)
Core Representations	9.1(a)
Disclosure	3.27
Disclosure Schedules	Article III
Dissenting Holder	2.8
Dissenting Shares	2.8
Effective Time	2.2(b)
Environmental Laws	3.16(f)(i)
Environmental Permits	3.16(f)(ii)
ERISA	3.10(a)
Financial Statements	3.6(a)
Former Government Employee	3.18(d)
Hazardous Substances	3.16(f)(iii)
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Interim Balance Sheet	3.6(a)
Interim Financial Statements	3.6(a)
IRS	3.10(a)
Losses	9.2(a)
Majority Holders	2.12(c)
Material Contracts	3.17(a)
Merger	Recitals
Merger Consideration	2.10(h)(i)
Merger Sub	Preamble
Nonqualified Deferred Compensation Plan	3.10(c)
Option	2.9(a)
Option Payment Amount	2.10(b)
Owned Intellectual Property	3.14(c)
Paying Agent	2.10(a)
PBGC	3.10(b)(iii)
Permits	3.8(b)
Permitted Encumbrances	3.12(a)
Plan of Merger	2.2(b)
Release	3.16(f)(iv)
Shares	2.7
Stockholder	2.10(a)
Stockholder Loan Repayment Amount	2.10(b)

Definition	Location

Stockholder Representative	2.12(a)
Surviving Corporation	2.1
Target Working Capital	3.6(h)(i)
Tax Claim	7.4
Third Party Claim	9.3(a)
Virginia Law	Recitals
VSCA	Recitals

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with Virginia Law, Merger Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Merger Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under Virginia Law as a wholly owned Subsidiary of the Acquiror and (c) all property owned by, and, except to the extent that assignment would violate a contractual prohibition on assignment by operation of law, every contract right possessed by, the Company will vest in the Surviving Corporation without reversion or impairment, and, subject to the obligations of the Principal Stockholders under Article VII and Article IX of this Agreement and under the Escrow Agreement, all liabilities of the Company will vest in the Surviving Corporation.

Section 2.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place on the date of this Agreement at the offices of Gibson, Dunn & Crutcher LLP, 1050 Connecticut Avenue N.W., Washington, D.C. 20036. The day on which the Closing takes place is referred to as the “Closing Date.”

(b) As soon as practicable after the Closing, the parties shall cause Articles of Merger substantially in the form attached as Exhibit A to be executed and filed with the State Corporation Commission of Virginia (the “Articles of Merger”), executed in accordance with the relevant provisions of Virginia Law. The Articles of Merger include a plan of merger as required by Section 13.1-720 of the VSCA (the “Plan of Merger”). The Merger shall become effective upon the issuance by the State Corporation Commission of Virginia, after determining that the Articles of Merger comply with the requirements of applicable Law and that all required fees have been paid, of a certificate of merger, or at such later time as the parties shall agree and as shall be specified in the Articles of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 2.3 Effects of the Merger. The Merger shall have the effects provided for herein and in the applicable provisions of Virginia Law.

Section 2.4 Articles of Incorporation and Bylaws. From and after the Effective Time, (a) the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law, except that such articles shall be amended to reflect that the name of the Surviving Corporation shall be “CVG, Incorporated” and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law, except that such bylaws shall be amended to reflect that the name of the Surviving Corporation shall be “CVG, Incorporated”.

Section 2.5 Directors; Officers. From and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be and (b) the officers of Merger Sub serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise the right, title or interest of the Surviving Corporation in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.7 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Acquiror, Merger Sub, the Company or any holder of any shares of Company Common Stock (the “Shares”) or any shares of capital stock of Merger Sub:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Sections 2.7(b) and any Dissenting Shares) shall be converted into the right to receive the Closing Date Per Share Merger Consideration, in cash, without interest, and subject to deduction for any required withholding Taxes, together with any Merger Consideration which may be payable in respect of such Share pursuant to the Escrow Agreement and this Agreement, at the respective times and subject to the contingencies specified therein and herein;

(b) Each Share that is owned by any of the Company’s wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

(c) All shares of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid share of common stock of the Surviving Corporation.

Section 2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (other than any Shares to be cancelled pursuant to Sections 2.7(b)) outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing (a “Dissenting Holder”) and who has properly demanded appraisal for such Shares in accordance with Virginia Law (“Dissenting Shares”), shall not be converted into the right to receive a portion of the Merger Consideration, but shall, from and after the Effective Time, have only such rights as are afforded to the holders thereof by the provisions of Article 15 of the VSCA. If, after the Effective Time, any such Dissenting Holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such Dissenting Holder is entitled, without interest, pursuant to Section 2.7. The Company shall give the Acquiror (a) prompt notice of any demands received by the Company for appraisal of Shares, attempted written withdrawals of such demands, and any other instruments served pursuant to Virginia Law and received by the Company relating to Stockholders’ rights to appraisal with respect to the Merger and (b) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under Virginia Law. The Company shall not, except with the prior written consent of the Acquiror, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.9 Options.

(a) At the Effective Time, unless otherwise agreed by the Company and any affected Option holder, each outstanding option or similar right (each, an “Option”) to purchase Shares granted under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company (the “Company Equity Plans”), whether vested or unvested, shall be deemed fully vested and shall be cancelled, and in consideration of such cancellation, the Surviving Corporation shall pay as promptly as practicable to such holder, in full satisfaction of such Option, an amount in cash (without interest, and subject to deduction for any required withholding Taxes) equal to the product of (i) the number of Shares for which such Option is exercisable and (ii) the excess of the Closing Date Per Share Merger Consideration calculated in accordance with Section 2.10(h)(iv)(B) over the per Share exercise price of such Option; provided, that if the exercise price per Share of any such Option is equal to or greater than the Closing Date Per Share Merger Consideration, such Option shall be cancelled without any cash payment being made in respect thereof.

(b) Prior to the Effective Time, the Company shall deliver all required notices (which notices shall have been approved by the Acquiror, in its reasonable discretion) to each holder of Options setting forth each holder’s rights pursuant to the respective Company Equity Plan, stating that such Options shall be treated in the manner set forth in this Section 2.9.

(c) The Company shall take all actions necessary to ensure that, as of the Effective Time, (i) the Company Equity Plans shall terminate and (ii) no holder of an Option or any participant in any Company Equity Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payment contemplated by Section 2.9(a) in cancellation and settlement thereof.

Section 2.10 Payment for Shares.

(a) At or prior to the Effective Time, the Acquiror shall appoint a bank or trust company as paying agent in connection with the Merger (the “Paying Agent”) or, at the Acquiror’s option, the Acquiror shall act as Paying Agent. The Acquiror shall make available to the Paying Agent for the benefit of holders of Shares (each, a “Stockholder”), as needed, the consideration to which such Stockholders shall be entitled at the Effective Time pursuant to Section 2.7(a). Such funds may be invested by the Paying Agent pending payment therefor by the Paying Agent to Stockholders. Earnings from such investments shall be the sole and exclusive property of the Acquiror or the Surviving Corporation, as the case may be, and no part thereof shall accrue to the benefit of Stockholders.

(b) Within two (2) Business Days following the Effective Time, the Acquiror shall deposit or cause to be deposited (i) with the Escrow Agent for deposit into the Escrow Fund, the Escrow Amount, (ii) with the Company, an amount necessary to make payment of the aggregate amounts due to holders of Options pursuant to Section 2.9 (the “Option Payment Amount”), (iii) with the Company, an amount necessary to repay all outstanding principal under the Company Stockholder Loans (the “Stockholder Loan Repayment Amount”), and (iv) with the Company, the BB&T Fee Amount, in each case by wire transfer of immediately available funds. The Escrow Fund shall be held, invested and distributed as provided in the Escrow Agreement and this Agreement.

(c) As promptly as practicable after the Closing Date, and in any event within five (5) Business Days immediately following the Closing Date, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the “Certificates”) and whose Shares were converted with the right to receive the consideration described in Section 2.7(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Acquiror may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (as promptly as practicable and in any event within five (5) Business Days thereafter), an amount in cash equal to (A) the Closing Date Per Share Merger Consideration multiplied by (B) the number of Shares formerly represented by such Certificate, without interest and subject to deduction for any required withholding Taxes, and such Certificate shall, upon such surrender, be cancelled. If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the satisfaction of the Acquiror and the Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable. Until surrendered in accordance with the provisions of this Section 2.10, any Certificate (other than Certificates representing Shares described in Sections 2.7(b) and any Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the portion of the Merger Consideration payable with respect thereto (together, in the case of Shares held by a Principal Stockholder, with any amounts to be distributed to such Principal Stockholder from the Escrow Fund as provided in the Escrow Agreement and this Agreement), in cash, without interest, as contemplated herein.

(d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, a Certificate (other than Certificates representing Shares described in Sections 2.7(b)) is presented to the Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 2.10.

(e) All cash paid upon conversion of the Shares in accordance with the terms of this Article II and all cash deposited with the Escrow Agent and the Company pursuant to Section 2.10(b) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Shares represented thereby, except as otherwise provided herein or by applicable Law.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to the Acquiror, of that fact by the holder thereof, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the relevant portion of the Merger Consideration payable in respect thereof pursuant to Section 2.10(c) for Shares represented thereby; provided, however, that the Surviving Corporation or the Paying Agent may, in their discretion, require the delivery of a satisfactory indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate.

(g) Promptly following the date that is six (6) months after the Effective Time, the Acquiror shall be entitled to require the Paying Agent to deliver to it any funds (including any interest or other income received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates, or any Certificates or other documents relating to the Merger in its possession, and thereafter such holders shall be entitled to look to the Acquiror only as general creditors thereof with respect to any portion of the Merger Consideration payable upon due surrender of their Certificates, without interest. Notwithstanding anything to the contrary in this Section 2.10, to the fullest extent permitted by Law, none of the Paying Agent, the Acquiror or the Surviving Corporation

shall be liable to any holder of a Certificate for any amount delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) For purposes of this Agreement,

(i) “Merger Consideration” means the Closing Date Merger Consideration;

(ii) “Closing Date Equity Consideration” means the amount calculated as follows: (A) $34,675,000, minus (B) the Stockholder Loan Repayment Amount, minus (C) the BB&T Fee Amount;

(iii) “Closing Date Merger Consideration” means the difference between the Closing Date Equity Consideration and the Option Payment Amount; and

(iv) “Closing Date Per Share Merger Consideration” means:

(A) in the case of the Principal Stockholders, an amount calculated as follows: (1) the quotient of (x) the sum of the Closing Date Equity Consideration plus the aggregate exercise price of all outstanding Options as of March 1, 2010, divided by (y) the number of Fully Diluted Shares, minus (2) the quotient of the Escrow Amount divided by the number of Shares held by the Principal Stockholders; and

(B) in the case of all Stockholders other than Principal Stockholders, the quotient of (1) the sum of the Closing Date Equity Consideration plus the aggregate exercise price of all outstanding Options as of March 1, 2010, divided by (2) the number of Fully Diluted Shares.

(v) For the avoidance of doubt, in no event shall Stockholders and holders of Options, collectively, be entitled to aggregate payments hereunder and under the Escrow Agreement in excess of the Closing Date Equity Consideration.

Section 2.11 Withholding Rights. Each of the Acquiror, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by the Acquiror, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

Section 2.12 Stockholder Representative.

(a) By virtue of the approval of this Agreement by unanimous written consent of the Stockholders, each Stockholder shall be deemed to have consented to Olin Biddy as such Stockholder’s representative and attorney-in-fact (the “Stockholder Representative”), with full power of substitution to act on behalf of the Stockholders to the extent and in the manner set forth in this Agreement and the Escrow Agreement. This power of attorney and all authority is irrevocable and shall not be terminated by any act of any Stockholder, by operation of Law, whether by such Stockholder’s death, disability, protective supervision or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Stockholder hereby renounces his or her right to renounce this power of attorney unilaterally any time before all of the Stockholder Representative’s obligations under this Agreement and the Escrow Agreement have been fulfilled. Each Stockholder hereby waives any and all defenses which may be available to contest, negate or disaffirm any action of the Stockholder Representative taken in good faith under this Agreement or the Escrow Agreement. Notwithstanding this power of attorney, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Stockholders having signed or given such directly instead of the Stockholder Representative.

(b) All decisions, actions, consents and instructions by the Stockholder Representative shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same. The Acquiror and Merger Sub shall be entitled to rely on any decision, action, consent or instruction of the Stockholder Representative as being the decision, action, consent or instruction of the Stockholders, and the Acquiror and Merger Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.

(c) The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of Stockholders holding a majority of the aggregate Fully Diluted Shares at the Effective Time held by the Stockholders (the “Majority Holders”). In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to the Acquiror, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by the Acquiror; provided, that until such notice is received, the Acquiror, Merger Sub and the Surviving Corporation, as applicable, shall be entitled to rely on the decisions, actions, consents and instructions of the prior Stockholder Representative.

(d) The Stockholder Representative shall be reimbursed by the Principal Stockholders for all costs and expenses reasonably incurred by the Stockholder Representative in connection with the performance of the Stockholder Representative’s rights and duties under this Agreement and the Escrow Agreement, and, in this regard, may deduct such expenses from any amounts otherwise distributable to the Principal Stockholders under this Agreement and the Escrow Agreement.

(e) The Stockholder Representative shall not be liable to the Stockholders for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted willful misconduct or fraud. Except in cases where a court of competent jurisdiction has made such a finding, the Stockholders shall jointly and severally indemnify and hold harmless the Stockholder Representative from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with his activities as Stockholder Representative under this Agreement, the Escrow Agreement or otherwise.

(f) The Stockholder Representative is authorized, in his sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Fund. If any portion of the Escrow Fund is disbursed to the Stockholder Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Stockholder Representative is authorized, in his sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which he is advised by legal counsel selected by him is binding upon him without the need for appeal or other action; and if the Stockholder Representative complies with any such order, writ, judgment or decree, he shall not be liable to any Stockholder or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(g) If any Stockholder should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the Stockholder Representative pursuant to this Section 2.12 shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Stockholder Representative or the Acquiror shall have received notice of such death, incapacity, termination or other event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (it being agreed that disclosure of any information in a particular section or subsection of the Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company hereby represents and warrants to the Acquiror and Merger Sub as follows:

Section 3.1 Organization and Qualification.

(a) Each of the Company and its Subsidiaries is (i) an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation as set forth in Schedule 3.1(a) of the Disclosure Schedules, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has heretofore furnished to the Acquiror a complete and correct copy of the articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such articles of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its articles of incorporation, bylaws or equivalent organizational documents, except for any such violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. The transfer books and minute books of each of the Company and its Subsidiaries that have been made available for inspection by the Acquiror prior to the date of this Agreement are true and complete.

Section 3.2 Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company (the “Company Board Approval”). In connection therewith, the Board of Directors of the Company (i) determined that this Agreement, the Plan of Merger and the Merger are fair to and in the best interests of the Company and its Stockholders, (ii) adopted the Plan of Merger and (iii) resolved to submit this Agreement and the Plan of Merger to the Stockholders for their approval along with a recommendation of the Board of Directors of the Company that the Stockholders approve this Agreement and the Plan of Merger. This Agreement has been approved by the unanimous written consent of Stockholders representing all of the outstanding Shares (the “Company Stockholder Approval”). A true and correct copy of all resolutions comprising the Company Board Approval and the Company Stockholder Approval have been provided to the Acquiror, and all such resolutions were duly adopted and have not been amended, revoked, rescinded or modified and are in full force and effect. No other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Agreement to which it will be a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company. Assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(b) Schedule 3.2(b) of the Disclosure Schedules includes (i) a true and correct copy of resolutions adopted by the Board of Directors of the Company, ratifying and approving the matters specified therein and (ii) a true and correct copy of resolutions adopted by unanimous written consent of Stockholders representing all of the outstanding Shares, ratifying and approving the matters specified therein (the “Company Stockholder Ratification”). All such resolutions were duly adopted and have not been amended, revoked, rescinded or modified and are in full force and effect.

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the articles of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;

(ii) conflict with or violate in any material respect any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or

(iii) except as set forth on Schedule 3.3(a)(iii) of the Disclosure Schedules, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, material agreement, material lease, material license, material permit, material franchise, material instrument, material obligation or other Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties, assets or rights are bound or affected.

(b) Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for the filing of the Articles of Merger with the State Corporation Commission of Virginia.

(c) No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of 2,000,000 shares of Company Common Stock, of which 1,280,575 shares of Company Common Stock, constituting the Shares, are issued and outstanding on the date of this Agreement. Schedule 3.4 of the Disclosure Schedules sets forth, for each Subsidiary of the Company, the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock. Except for the Shares and except as set forth in Schedule 3.4 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has issued or agreed to issue any: (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Schedule 3.4 of the Disclosure Schedules sets forth a true and complete list of (A) the record owners of Company Common Stock, and the number of Shares held by each; (B) each outstanding Option or other right to purchase Company Common Stock, identifying for each the holder thereof, the exercise price, the date of grant and the expiration date; and (C) each outstanding award under the “Special Bonus Plan” adopted by the Company’s Board of Directors. Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Virginia Law, the Company’s articles of incorporation or bylaws or any Contract to which the Company is a party or is otherwise bound, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance.

(b) All of the Shares offered, sold and delivered by the Company to Persons other than Persons exercising Options have been offered, sold and delivered by the Company in compliance with all applicable federal and state securities Laws.

(c) Except as set forth in Schedule 3.4 of the Disclosure Schedules and except for rights granted to the Acquiror and Merger Sub under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries. No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. To the knowledge of the Company, there are no stockholder agreements, voting trusts or other agreements or understandings to which one or more Stockholders is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company or any of its Subsidiaries. The Company has taken all actions necessary to ensure that (a) all of the Company’s Options and other equity-based plans or awards, including the Company’s “Special Bonus Plan”, shall terminate as of the Effective Time and (b) after the Effective Time, the Company is not bound by any Option, award under the Company’s “Special Bonus Plan” or other equity-based right that would entitle any Person, other than the Acquiror or its Affiliates, to beneficially own, or receive any payments other than as contemplated by Section 2.9 in respect of, any capital stock of the Company or the Surviving Corporation. Since the date of the Balance Sheet, none of the Company nor any of its Subsidiaries has declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, or made any other payment on or with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary of the Company to the Company.

Section 3.5 Equity Interests. Except for the Subsidiaries listed in Schedule 3.4 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

Section 3.6 Financial Statements; No Undisclosed Liabilities.

(a) The Company has previously furnished the Acquiror with true and correct copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2008, and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2007 and 2006, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by (in respect of the balance sheet as at December 31, 2008 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”) the report thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at March 31, June 30, September 30 and December 31, 2009 (the December 31, 2009 balance sheet being referred to herein as the “Interim Balance Sheet”), and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”). Each of the Financial Statements and the Interim Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries; and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material. Since the date of the Balance Sheet, none of the Company nor any of its Subsidiaries has made any change in any method of accounting or accounting practice or policy, except as required by GAAP.

(b) Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown, in excess of $1,000,000 in the aggregate, except for liabilities and obligations (i) adequately reflected or reserved against in the Interim Balance Sheet, (ii) incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, (iii) arising under Material Contracts set forth in Schedule 3.17(a) of the Disclosure Schedules or not required to be so listed in accordance with their terms, or (iv) disclosed in this Agreement.

(c) The books of account and financial records of the Company and its Subsidiaries are true and correct in all material respects.

(d) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that has not had and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.6(d). The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements. The officers of the Company have identified for the Company’s auditors and the Company’s Board of Directors any fraud, whether or not material, which is known to the Chief Executive Officer or Chief Financial Officer of the Company and involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Schedule 3.6(d) of the Disclosure Schedules.

(e) Neither the Company nor any of its Subsidiaries is required to file any form, report, schedule, statement or other document with the United States Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder.

(f) All accounts receivable reflected on the Interim Balance Sheet represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing, as of the Closing Date, all accounts receivable will be current and collectible net of the respective reserves shown on the Interim Balance Sheet (which reserves (i) are adequate and calculated consistent with past practice, and (ii) do not represent a change in the composition of such accounts receivable in terms of aging). There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract or Terminated Contract with any obligor of any accounts receivable related to the amount or validity of such accounts receivable greater than $50,000 individually or $100,000 in the aggregate, and no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor.

(g) All accounts payable and notes payable by the Company and its Subsidiaries to third parties have arisen in the ordinary course of business and no such account payable or note payable is delinquent more than ninety (90) days in its payment as of the date of this Agreement.

(h) As of December 31, 2009, the Company and its Subsidiaries had (i) cash in the aggregate amount set forth on the Interim Balance Sheet; (ii) accounts receivable in the aggregate amount set forth on the Interim Balance Sheet, net of reserves shown on the Interim Balance Sheet; and (iii) accounts payable in the aggregate amount set forth on the Interim Balance Sheet. As of the Effective Time, the Company will have Closing Working Capital equal to at least the amount of Target Working Capital, except for any reduction in cash and cash equivalents resulting from payroll expenditures in the ordinary course of business. For purposes of this Section 3.6(h):

(i) “Target Working Capital” means an amount calculated as follows: (A) the aggregate amount of cash shown on the Interim Balance Sheet; plus (B) the aggregate amount of accounts receivable shown on the Interim Balance Sheet, net of applicable reserves shown on the Interim Balance Sheet, calculated and recorded in a manner consistent with past practice; minus (C) the aggregate amount of accounts payable shown on the Interim Balance Sheet;

(ii) “Closing Cash” means the aggregate amount of cash held by the Company and its Subsidiaries as of the Effective Time;

(iii) “Closing Accounts Receivable” means the aggregate amount of collectible accounts receivable of the Company and its Subsidiaries as of the Effective Time, net of applicable reserves as of the Effective Time (which shall be calculated and recorded in a manner consistent with past practice);

(iv) “Closing Accounts Payable” means the aggregate amount of accounts payable of the Company and its Subsidiaries as of the Effective Time; and

(v) “Closing Working Capital” means an amount calculated as follows: (A) Closing Cash; plus (B) Closing Accounts Receivable; minus (C) Closing Accounts Payable.

Section 3.7 Absence of Certain Changes or Events. Since the date of the Balance Sheet: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; and (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

Section 3.8 Compliance with Law; Permits.

(a) Each of the Company and its Subsidiaries is and has been in compliance in all respects with all Laws applicable to it, except for any such failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past five (5) years any written notice, order, complaint or other communication from any Governmental Authority that the Company or any of its Subsidiaries is not in compliance in any material respect with any material Law applicable to it.

(b) Schedule 3.8 of the Disclosure Schedules sets forth a true and complete list of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”). To the knowledge of the Company, each of the Company and its Subsidiaries is and has been since the Avtec Acquisition Date in compliance in all material respects with all such Permits. No suspension, cancellation, material modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Company, threatened in writing. No Permit is held in the name of any employee, officer, director, stockholder or agent.

(c) To the knowledge of the Company, the Company and its Subsidiaries will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby.

Section 3.9 Litigation. Except as set forth in Schedule 3.9 of the Disclosure Schedules, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Company, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries or any of their respective properties or assets. There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

Section 3.10 Employee Benefit Plans.

(a) Schedule 3.10(a) of the Disclosure Schedules sets forth a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or unwritten, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” With respect to each Company Plan, the Company has furnished or made available to the Acquiror a current, accurate and complete copy thereof (to the extent written) and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and (iv) for the two most recent years, to the extent such documents have been prepared, (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(b) With respect to the Company Plans:

(i) each Company Plan has been established and administered in accordance with its material terms and in material compliance with the applicable provisions of ERISA and the Code, and no reportable event, as defined in Section 4043 of ERISA (to the extent not waived), no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code (to the extent engaged in by the Company), or accumulated funding deficiency, as defined in Section 412 and 430 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened in writing, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

(iv) no Company Plan is subject to Title IV of ERISA or is a “multiemployer plan” (within the meaning of ERISA section 3(37)), and the Company has no liability (contingent or direct) with respect to any plan subject to Title IV of ERISA or any multiemployer plan;

(v) no Company Plan provides post-employment welfare benefits except to the extent required by Section 4980B of the Code;

(vi) the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and, to the knowledge of the Company, the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation; and

(vii) none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(c) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code complies and, to the extent required under Section 409A and IRS Notice 2005-1, has complied in form and operation with the requirements of Section 409A of the Code.

(d) Since the date of the Balance Sheet, none of the Company nor any of its Subsidiaries has increased the compensation payable or to become payable or the benefits provided to its directors, officers or employees, or granted any severance or termination payment to, or paid, loaned or advanced any amount to, any director, officer or employee of the Company or any of its Subsidiaries, or established, adopted, entered into or amended any Company Plan.

Section 3.11 Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries. To the knowledge of the Company, there are no organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries. There is, and during the past five (5) years there has been, no labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries, nor is there any basis for any of the foregoing. Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract. There are no pending or, to the knowledge of the Company, threatened written union grievances or union representation questions involving employees of the Company or any of its Subsidiaries.

(b) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Company, threatened in writing with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(c) The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. The Company and each of its Subsidiaries have paid in full to all their respective employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(d) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past five (5) years any notice of intent by any

Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or any of its Subsidiaries.

(e) Each person who performs or has performed services for the Company or any of its Subsidiaries is and has been properly classified by such entity as an employee or an independent contractor.

Section 3.12 Title to, Sufficiency and Condition of Assets.

(a) The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice. The assets owned or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted. None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) liens for current taxes and assessments not yet past due or taxes or assessments being contested in good faith by appropriate proceedings and fully reserved against in the Interim Balance Sheet, (ii) landlords’ liens imposed by applicable Law, (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by applicable Law or arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (iv) those Encumbrances set forth on Schedule 3.12(a) of the Disclosure Schedules and (v) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate (collectively, “Permitted Encumbrances”).

(b) All tangible assets owned or leased by the Company or its Subsidiaries are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

This Section 3.12 does not relate to real property or interests in real property, such items being the subject of Section 3.13, or to Intellectual Property, such items being the subject of Section 3.14.

Section 3.13 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns, nor has any of them in the past owned, any real property. Schedule 3.13(a) of the Disclosure Schedules sets forth a true and complete list of all Leased Real Property. Each of the Company and its Subsidiaries has a valid and subsisting leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. To the knowledge of the Company, no parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no material default beyond any applicable notice and cure period under any such lease by the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, except as set forth on Schedule 3.13(a) of the Disclosure Schedules. All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing, except as set forth on Schedule 3.13(a) of the Disclosure Schedules.

(b) All plants, warehouses, distribution centers, structures and other buildings on Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

Section 3.14 Intellectual Property.

(a) Schedule 3.14(a) of the Disclosure Schedules sets forth a true and complete list of all Intellectual Property owned by the Company or any of its Subsidiaries that is either registered or the subject of a pending application for registration in any jurisdiction, including domain name registrations, and that is used by the Company or any of its Subsidiaries. The Company and its Subsidiaries are not a party to any agreement under which Intellectual Property that is registered or the subject of a pending application for registration in any jurisdiction and that is owned by a third party is exclusively licensed to the Company or any of its Subsidiaries.

(b) To the knowledge of the Company, none of the Intellectual Property listed on Schedule 3.14(a) of the Disclosure Schedules (the “Company Registered IP”) is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP.

(c) The Company or one of its Subsidiaries exclusively owns, free and clear of any and all Encumbrances, except for Permitted Encumbrances, the Intellectual Property identified on Schedule 3.14(a) of the Disclosure Schedules and the Intellectual Property that is used by the Company or any of its Subsidiaries other than any Intellectual Property licensed to the Company or any of its Subsidiaries under any Material Contract or any Desktop Software. Neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the Company’s ownership of any of the Intellectual Property that is owned (in whole or in part) and used by the Company or any of its Subsidiaries (such Intellectual Property, the “Owned Intellectual Property”).

(d) Each of the Company and its Subsidiaries has used commercially reasonable efforts to maintain the confidentiality of all information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries. To the knowledge of the Company, each of the Company and its Subsidiaries has used commercially reasonable efforts to bind third parties receiving access to any Trade Secrets of the Company or any of its Subsidiaries to nondisclosure obligations with respect to such Trade Secrets for a period of time reasonably determined by the Company to be appropriate under the circumstances. To the knowledge of the Company, no Person has materially breached any obligations in any agreement that bind such Person to keep confidential any Trade Secrets of the Company or any of its Subsidiaries. To the

knowledge of the Company, except as set forth on Schedule 3.14(d)(i) of the Disclosure Schedules, the Company and its Subsidiaries have not disclosed, and have no obligation to disclose, to another Person any Trade Secrets of the Company or any of its Subsidiaries except pursuant to nondisclosure obligations with respect to such Trade Secrets for a period of time reasonably determined by the Company to be appropriate under the circumstances. Except as set forth on Schedule 3.14(d)(ii) of the Disclosure Schedules, all current employees, consultants and contractors of the Company or any of its Subsidiaries and, to the knowledge of the Company, former employees, consultants and contractors of the Company or any of its Subsidiaries who have contributed to the creation or development of any Intellectual Property used by the Company or any of its Subsidiaries have executed and delivered non-disclosure and invention assignment agreements in favor of the Company or one of its Subsidiaries and, with respect to current employees, substantially in the Company’s and its Subsidiaries’ standard forms, copies of which standard forms have previously been provided to the Acquiror.

(e) To the knowledge of the Company, all Company Registered IP is subsisting, valid and enforceable. Neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any of such Company Registered IP or alleging any misuse of such Company Registered IP. None of the Company Registered IP has been adjudged invalid or unenforceable in whole or part by any court of competent jurisdiction.

(f) Except as set forth on Schedule 3.14(f) of the Disclosure Schedules, to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries (including the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of its Subsidiaries) has not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, and does not infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of any Intellectual Property of any third party, except for conduct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.14(f) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any third party by the Company or any of its Subsidiaries is or may be occurring or has or may have occurred. Neither the Company nor any of its Subsidiaries has received any written communication containing an offer to license to the Company or any of its Subsidiaries, or a request that the Company or any of its Subsidiaries consider whether it wishes to obtain a license, under any patent owned by a third party. No Owned Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement materially restricting the use or licensing thereof by the Company or its Subsidiaries. Except as set forth on Schedule 3.14(f) of the Disclosure Schedules, the Company has not received any written notice regarding any third party misappropriating, infringing, diluting or violating any Owned Intellectual Property in a material manner.

(g) To the knowledge of the Company, except as set forth on Schedule 3.14(g) of the Disclosure Schedules, the Company or one of its Subsidiaries exclusively owns, free and clear of any and all Encumbrances, except for Permitted Encumbrances, or has acquired a written license to use in the manner in which it is currently used, all material Intellectual Property used by the Company or its Subsidiaries.

(h) To the knowledge of the Company, Schedule 3.14(h) of the Disclosure Schedules sets forth a true and complete list of all Open Source Materials that are incorporated into the products sold or distributed by the Company or any of its Subsidiaries. Except as set forth on Schedule 3.14(h) of the Disclosure Schedules, the Company and the Subsidiaries have not incorporated Open Source Materials into or distributed Open Source Materials with any products of the Company or such Subsidiary in such a manner that obligates the Company or such Subsidiary to disclose, make available, offer or deliver any portion of the source code of any such product to any third party. No source code of any software owned by the Company or any of its Subsidiaries has been licensed or otherwise provided by the Company or any of its Subsidiaries to a third party other than to consultants and contractors performing work on behalf of the Company or any of its Subsidiaries in connection with such work engagements. The Company and its Subsidiaries have taken commercially reasonable steps to ensure that all software used by the Company and its Subsidiaries is free of any disabling codes or instructions and any viruses or other intentionally created, undocumented contaminants that are intended to be used to access, modify, delete, damage or disable any internal computer systems (including hardware, software, databases and embedded control systems) of the Company and its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries has transferred ownership of any material Intellectual Property to any third party in the prior twelve (12) months. No loss or expiration of any of the material Intellectual Property owned by the Company or any of its Subsidiaries and used in the conduct of its business is pending or, to the knowledge of the Company, threatened (other than the expiration of the statutory term applicable thereto).

Section 3.15 Taxes.

(a) Each of the Company and its Subsidiaries has accurately prepared and timely filed all material Returns required to be filed by it. All such Returns filed by the Company and its Subsidiaries are accurate, complete and correct in all material respects. Each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws pertaining to Taxes, including all applicable Laws relating to record retention and all Laws relating to the withholding of Taxes.

(b) Each of the Company and its Subsidiaries has timely paid all material Taxes that have become due and payable (whether or not shown on a Return) and has adequately provided for in the Financial Statements all Taxes that have accrued but are not yet due or payable as of the dates thereof. All Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by the Interim Financial Statements have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in the Company’s or the applicable Subsidiary’s operating results). The provisions for Taxes currently payable on the Interim Financial Statements are at least equal, as of the date thereof, to all unpaid Taxes of the Company and its Subsidiaries whether or not disputed.

(c) No written claim has been made by any taxing authority in any jurisdiction where the Company or any of its Subsidiaries does not file Returns that it is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any material Returns have been given by or requested from the Company or any of its Subsidiaries.

(d) No claim for assessment or collection of Taxes is presently being asserted against the Company or a Subsidiary, there is no presently pending audit examination, request for information, refund claim, litigation, proceedings, proposed adjustment or matter in controversy with respect to any material Taxes of or with respect to the Company or any Subsidiary, and the Company has no knowledge that any such action or proceeding is being contemplated.

(e) All material deficiencies asserted or assessments made against the Company or any of its Subsidiaries as a result of any examinations by any taxing authority have been fully paid.

(f) There are no material Encumbrances for Taxes, other than Encumbrances for current Taxes not yet due and payable, upon the assets of the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing, tax allocation, or similar agreement.

(h) Neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement, offer in compromise or any other agreement with any taxing authority.

(i) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than a group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person other than the Company and its Subsidiaries under Treasury Regulation Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law, as transferee or successor, by Contract or otherwise. Neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.

(j) None of the assets of the Company or any of its Subsidiaries (i) is property that is required to be treated as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(k) Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Neither the Company nor any of its Subsidiaries has taken any action that is not in accordance with past practice that could defer a liability for Taxes of the Company or any Subsidiary from any taxable period ending on or before the Closing Date to any taxable period ending after such date. Each of the Company and its Subsidiaries has at all times used the accrual method of accounting for income Tax purposes.

(l) Neither the Company nor any of its Subsidiaries is a party to any Contract or plan that (i) has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company or its Subsidiaries, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, (ii) could entitle an individual to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A and 4999 of the Code)) or interest or penalty related thereto or (iii) could obligate it to make any payments that would be includible in gross income pursuant to Section 457A of the Code.

(m) Neither the Company nor any of its Subsidiaries is engaged in a business or has a permanent establishment (as defined in an applicable tax treaty between the United States and such other jurisdiction) or is otherwise subject to Tax in a jurisdiction other than the United States.

(n) Neither the Company nor any of its Subsidiaries holds an interest in an entity that is not organized under the Laws of the United States. Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or Contract that could be treated as a partnership for federal income tax purposes. Schedule 3.15(n) of the Disclosure Schedules sets forth all elections pursuant to Treas. Reg. § 301.7701-3 that have been made by business entities in which the Company or any of its Subsidiaries owns an equity interest.

(o) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q) Neither the Company nor any Subsidiary has engaged in a transaction that constitutes a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(r) There is no taxable income of the Company or its Subsidiaries that pursuant to an election or required under applicable Tax Law is to be reported by the Company or its Subsidiaries for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income arising) prior to the Closing Date or relates to a transaction that occurred prior to the Closing Date, including without limitation as a result of (A) a change in method of accounting pursuant to Section 481(a) of the Code or any similar provision of Law, (B) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (C) an installment sale or an open transaction disposition made on or prior to the

Closing Date, (D) prepaid amounts received on or prior to the Closing Date, or (E) an election pursuant to Section 108(i) of the Code.

(s) Since the date of the Balance Sheet, none of the Company nor any of its Subsidiaries has made, revoked or modified any material Tax election, settled or compromised any material Tax, entered into any agreement with any Tax authority, consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or filed any Return other than on a basis consistent with past practice and as permitted pursuant to Section 7.2.

Section 3.16 Environmental Matters.

(a) Each of the Company and its Subsidiaries is and for the past five (5) years has been in compliance in all material respects with all applicable Environmental Laws. None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past five (5) years any written communication, subpoena or complaint from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b) To the knowledge of the Company, no Hazardous Substances are or have been present, and there is and has been no Release of Hazardous Substances nor any clean-up or corrective action of any kind relating thereto, on any properties (including any buildings, structures, improvements, soils and surface, subsurface and ground waters thereof) currently or formerly leased or operated by or for the Company or any of its Subsidiaries or any predecessor company. To the knowledge of the Company, no underground treatment or storage tank or water, gas or oil well, is or has been located on any property described in the foregoing sentence.

(c) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has contractually or by operation of Law assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to liabilities of a third party under any Environmental Law except as set forth on Schedule 3.16 of the Disclosure Schedules. To the knowledge of the Company, there is no pending or threatened written investigation by any Governmental Authority, nor any pending or threatened Action with respect to the Company or any of its Subsidiaries relating to Hazardous Substances or otherwise under any Environmental Law.

(d) The Company and its Subsidiaries hold no Environmental Permits nor, to the Company’s knowledge, are any Environmental Permits required.

(e) To the knowledge of the Company, the Company and its Subsidiaries have no “Phase I,” “Phase II” or other environmental assessment reports in their possession addressing locations ever owned, operated or leased by the Company or any of its Subsidiaries.

(f) For purposes of this Agreement:

(i) “Environmental Laws” means: any Laws of any Governmental Authority relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii) “Environmental Permits” means all Permits under any Environmental Law necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted.

(iii) “Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

(iv) “Release” has the meaning set forth in Section 101(22) of CERCLA.

Section 3.17 Material Contracts.

(a) Except for Contracts relating to the Leased Real Property or as set forth in Schedule 3.17(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any Contract of the following nature (such Contracts as are required to be set forth in Schedule 3.17(a) of the Disclosure Schedules being “Material Contracts”):

(i) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract;

(ii) any Contract relating to or evidencing indebtedness of the Company or any of its Subsidiaries, including mortgages, other grants of security interests, guarantees or notes;

(iii) any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;

(iv) any Company Government Contract and any Company Government Subcontract;

(v) any Contract with any Related Party of the Company or any of its Subsidiaries;

(vi) any employment or consulting Contract, other than Contracts for employment covered in clause (v);

(vii) any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status;

(viii) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(ix) any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), any tangible personal property that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $25,000;

(x) any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $25,000;

(xi) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person;

(xii) any material licenses, sublicenses, and other Contracts under which the Company or any Subsidiary is (A) a licensee or otherwise is authorized to use or practice, or is otherwise granted any right with respect to, any Intellectual Property, excluding any Contracts for the provision of Desktop Software, or (B) a licensor or otherwise authorizes the use or practice of, or otherwise grants any right with respect to, any Intellectual Property, excluding any Contracts with customers in the ordinary course of business;

(xiii) any Contract in which the Company or any Subsidiary provides an exclusive license to any Intellectual Property to a third party;

(xiv) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company or any of its Subsidiaries;

(xv) any Contract with any labor union or providing for benefits under any Company Plan;

(xvi) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries;

(xvii) any Contract relating to settlement of any administrative or judicial proceedings within the past five (5) years;

(xviii) any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or any of their respective businesses;

(xix) any Company Government Contract or Company Government Subcontract in which the Company has granted or delivered to a Governmental Authority unlimited data rights or unlimited technical data rights, as each are defined in the applicable Federal Acquisition Regulation or Defense Federal Acquisition Regulation Supplement provision included in such Company Government Contract or Company Government Subcontract, or ownership rights in Patents;

(xx) any ongoing Company Government Contract awarded as a small business set-aside for which the value of any priced but unexercised options exceeds $500,000;

(xxi) any ongoing Company Government Subcontract subject to termination upon the Company’s loss of its status as a small business under applicable Small Business Administration regulations for which the value of any priced but unexercised options exceeds $500,000; and

(xxii) any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $10,000 on an annual basis or in excess of $25,000 over the current Contract term or (B) has a term greater than one year and cannot be cancelled by the Company or a Subsidiary of the Company without penalty or further payment and without more than thirty (30) days’ notice.

(b) Assuming the due authorization, execution and delivery thereof by the other parties thereto, each Material Contract is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company or its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. To the knowledge of the Company, each Material Contract has been duly authorized, executed and delivered by each party to such Material Contract other than the Company and its Subsidiaries. None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party is in material breach or material violation of, or (with or without notice or lapse of time or both) material default under, any Material Contract or, since the Avtec Acquisition Date, any Terminated Contract which, at the time of the alleged breach, violation or default was a Material Contract, nor has the Company or any of its Subsidiaries received any written claim of any such material breach or material violation or any such material default. The Company has delivered or made available to the Acquiror true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.18 Government Contracts; Export Controls.

(a) With respect to each Contract and Terminated Contract between the Company or any Subsidiary of the Company, on the one hand, and any Governmental Authority, on the other hand, and each outstanding bid, quotation or proposal by the Company or any of its Subsidiaries (each, a “Bid” ) that if accepted or awarded could lead to a Contract between the Company or a Subsidiary of the Company, on the one hand, and any Governmental Authority, on the other hand (each such Contract, Terminated Contract or Bid, a “Company Government

Contract”) and each Contract and Terminated Contract between the Company or any of its Subsidiaries, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract or Terminated Contract between such Person and any Governmental Authority, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or any of its Subsidiaries, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Authority (each such Contract, Terminated Contract or Bid, a “Company Government Subcontract”):

(i) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice that a Company Government Contract or Company Government Subcontract was not legally awarded, is not binding on the parties thereto, or is not in full force and effect in accordance with its terms; provided that for purposes of this clause (i), the terms Company Government Contract and Company Government Subcontract shall not include any Bids or Terminated Contracts;

(ii) to the knowledge of the Company, no Principal (as defined in clause (ix) below) of the Company or any of its Subsidiaries has notice (written or oral) that a reasonable basis exists that could give rise to a material claim by a Governmental Authority for fraud (as such concept is defined under the state or federal Laws of the United States) in connection with any such Company Government Contract or Company Government Subcontract;

(iii) except as set forth on Schedule 3.18(a)(iii) of the Disclosure Schedules, since January 1, 2006, neither any Governmental Authority nor any prime contractor, subcontractor or other Person or entity has notified the Company, in writing, that the Company has, or may have, breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to any such Company Government Contract or Company Government Subcontract;

(iv) to the knowledge of the Company, except as set forth on Schedule 3.18(a)(iv) of the Disclosure Schedules, since January 1, 2006, all facts set forth in or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company or any of its Subsidiaries in connection with any such Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects as of their effective date;

(v) except as set forth on Schedule 3.18(a)(v) of the Disclosure Schedules, the Company and its Subsidiaries have not received any written notice of termination or cure notice pertaining to any such Company Government Contract or Company Government Subcontract; provided that this clause (v) shall not apply to any notice received more than three (3) years prior to the date of this Agreement, which notice is related to a Terminated Contract;

(vi) except as set forth on Schedule 3.18(a)(vi) of the Disclosure Schedules, since January 1, 2006, no cost in excess of $10,000 incurred by the Company or any of its Subsidiaries pertaining to such Company Government Contract or Company Government Subcontract has been questioned in writing by any Governmental Authority, is the subject of any audit (other than routine audits and similar inquiries) or, to the knowledge of the Company, has been disallowed by any Governmental Authority;

(vii) except as set forth on Schedule 3.18(a)(vii) of the Disclosure Schedules, since January 1, 2006, no payment in excess of $10,000 due to the Company or any of its Subsidiaries pertaining to any such Company Government Contract or Company Government Subcontract has been withheld or set off, and the Company is entitled to all progress or other payments received to date with respect thereto;

(viii) to the knowledge of the Company, except as set forth on Schedule 3.18(a)(viii) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has received any written notice that the Company or any of its Subsidiaries has failed to comply in a material respect with the requirements of such Company Government Contracts or Company Government Subcontracts and any Law relating to the safeguarding of, and access to, classified information (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalent thereof, if any); and all violations of the Company’s policies or such Laws relating to the safeguarding of, and access to, classified information have been reported to the appropriate Governmental Authority and contracting parties to the extent required by any Company Government Contracts or Company Government Subcontracts or any Law relating to the safeguarding of, and access to, classified information; provided, however, that for purposes of this clause (viii), the terms “Company Government Contract” and “Company Government Subcontract” shall not include a Company Government Contract or Company Government Subcontract under which final payment was received more than three (3) years prior to the date of this Agreement.

(ix) to the knowledge of the Company, except as set forth on Schedule 3.18(a)(ix) of the Disclosure Schedules, with respect to any Company Government Contract or Company Government Subcontract, the Company and its Subsidiaries do not have credible evidence that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by Federal Acquisition Regulation (FAR) 52.203-13(a)) of the Company or any of its Subsidiaries has committed a violation of Federal criminal Law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act and the Company and its Subsidiaries are not conducting an investigation to determine whether credible evidence exists that a Principal, Employee, Agent, or Subcontractor (as such terms are defined by FAR 52.203-13(a)) of the Company or any of its Subsidiaries has committed a violation of Federal criminal Law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act, provided that for purposes of this clause (ix), the terms Company Government Contract and Company Government Subcontract shall not include a Company Government Contract or Company Government Subcontract under which final payment was received more than three (3) years prior to the date of this Agreement; and

(x) to the knowledge of the Company, except as set forth on Schedule 3.18(a)(x) of the Disclosure Schedules, with respect to any Company Government Contract or Company Government Subcontract, the Principals (as defined in clause (ix) above) of the Company and of its Subsidiaries do not have credible evidence of any significant overpayment(s) on such Company Government Contract or Company Government Subcontract,

other than overpayments resulting from contract financing payment as defined in FAR 32.001, and such Principals are not conducting or causing to be conducted an investigation to determine whether credible evidence exists of any significant overpayment(s) on such Company Government Contract or Company Government Subcontract, other than overpayments resulting from contract financing payment as defined in FAR 32.001, provided that for purposes of this clause (x), the terms Company Government Contract and Company Government Subcontract shall not include a Company Government Contract or Company Government Subcontract under which final payment was received more than three (3) years prior to the date of this Agreement.

(xi) The Company and its Subsidiaries are not, nor have any of them ever been, suspended or debarred from doing business with a Governmental Authority or, to the knowledge of the Company, proposed for suspension or debarment by a Governmental Authority and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice indicating that the Company has been found nonresponsible or ineligible for contracting with a Governmental Authority.

(xii) To the knowledge of the Company, (i) neither the Company, its Subsidiaries, nor any of their respective directors or officers or Principals (as such term is defined by FAR 52.209-5(a)(2)) is (or since January 1, 2006 has been) under indictment with respect to any alleged irregularity, misstatement or omission arising under or relating to any Company Government Contract or Company Government Subcontract that would reasonably be expected to result in a Material Adverse Effect and (ii) since January 1, 2006, the Company and its Subsidiaries have not entered into any consent order or administrative agreement relating directly or indirectly to any Company Government Contract or Company Government Subcontract that has had or would reasonably be expected to result in a Material Adverse Effect.

(xiii) To the knowledge of the Company, the Company and each of its Subsidiaries are in compliance in all material respects with the price reductions clause under GSA Acquisition Regulation 552.238-75 with regard to prices offered in the General Services Administration Federal Supply Schedule Contract held by Avtec Systems, with respect to transactions entered into in the past three (3) years.

(b) To the knowledge of the Company, all sales representatives who operate on a contingent fee basis and assist the Company and its Subsidiaries in soliciting or obtaining a Company Government Contract that is subject to FAR 52.203-5 are bona fide employees or bona fide agencies as defined in FAR 52.203.5.

(c) To the knowledge of the Company, the written past performance evaluations received by the Company or its Subsidiaries in the past three (3) years from a Governmental Authority in relation to a Company Government Contract have been satisfactory or better.

(d) To the knowledge of the Company, (i) no Company employee formerly employed by a Governmental Authority in the past three (3) years (“Former Government Employee”) participated personally and substantially in any procurement decisions by such Governmental Authority, and (ii) the Company and all Former Government Employees are in

compliance with all Laws regarding post-employment conflict of interest restrictions applicable to such Former Government Employees.

(e) To the knowledge of the Company, the Company and each of its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements relating to export controls and trade sanctions under the Laws of the United States, as well as applicable Laws of each jurisdiction in which the Company or its Subsidiaries are doing business, including, without limitation, the Export Administration Regulations administered by the United States Department of Commerce (including anti-boycott laws), International Traffic in Arms Regulations and regulations administered by the Office of Foreign Assets Control.

(f) The Company and its Subsidiaries have an export control and trade sanctions compliance program that includes corporate policies and procedures designed to ensure compliance with applicable United States export control and trade sanction statutes, regulations, and other obligations.

(g) To the knowledge of the Company, in connection with its export control and trade sanctions matters, the Company has not in the past five (5) years received written notice from the United States Department of State, Department of Treasury or Department of Commerce of deficiencies in its compliance program or made any voluntary disclosures to any Governmental Authority or other Person of facts that could result in any adverse action being taken by a Governmental Authority against the Company with respect to export authorizations in the future.

(h) To the knowledge of the Company, no Governmental Authority has notified the Company or any of its Subsidiaries in writing in the past five (5) years of any actual or alleged violation or breach by them of any statute, regulation, representation, certification, disclosure obligation, licensing obligation or other authorization or provision relating to export controls or trade sanctions, nor has there been any internal or external assessment of compliance by the Company or its Subsidiaries with export controls or trade sanctions for which a written report has been provided to the Company, which identified any such actual or alleged violation or breach by the Company or its Subsidiaries.

(i) To the knowledge of the Company, the Company and its Subsidiaries have not received written notice in the past five (5) years of any administrative, civil or criminal investigation or indictment of the Company or any of its Subsidiaries relating to their export activity. To the knowledge of the Company, the Company and its Subsidiaries have not been and are not now a party to any administrative or civil litigation relating to the Company’s or any of its Subsidiaries’ export activity.

Section 3.19 Affiliate Interests and Transactions.

(a) To the knowledge of the Company, no Related Party of the Company or any of its Subsidiaries: (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries; (iii) has or has had any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (iv) is or has been employed by the Company or any of its Subsidiaries.

(b) Except for the Company Stockholder Loans, there are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Company or any of its Subsidiaries. Since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Ancillary Agreements and the Company Stockholder Loans.

(c) Schedule 3.19(c) of the Disclosure Schedules includes a complete and accurate list of all of the Company Stockholder Loans, showing the lender, outstanding principal amount, accrued interest and interest rate and all penalties, fees and other amounts payable thereunder. The total amount of accrued interest, penalties, fees and any other amounts payable with respect to the Company Stockholder Loans (besides principal) will not exceed $20,000 in the aggregate at the Effective Time. True and correct copies of all documents evidencing Company Stockholder Loans and all amendments thereto and waivers thereunder have been provided to the Acquiror.

Section 3.20 Customers and Suppliers.

(a) Schedule 3.20(a) of the Disclosure Schedules sets forth a true and complete list of (i) the names and addresses of all customers and clients of the Company and its Subsidiaries with a billing for each such customer of $10,000 or more during the twelve (12) months ended December 31, 2009, (ii) the amount for which each such customer or client was invoiced during such period and (iii) the percentage of the consolidated total sales of the Company and its Subsidiaries represented by sales to each such customer or client during such period. Neither the Company nor any of its Subsidiaries has received any written notice that any of such customers or clients (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Company or its Subsidiaries. To the knowledge of the Company, none of such customers or clients has otherwise threatened in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Schedule 3.20(b) of the Disclosure Schedules sets forth a true and complete list of (i) all suppliers of the Company and its Subsidiaries from which the Company or a Subsidiary ordered products or services with an aggregate purchase price for each such supplier of $10,000 or more during the twelve (12) months ended December 31, 2009 and (ii) the amount for which each such supplier invoiced the Company or such Subsidiary during such period. Neither the Company nor any of its Subsidiaries has received any written notice that there has been any material adverse change in the price of such supplies or services provided by any such supplier, or that any such supplier will not sell supplies or services to the Surviving Corporation and its Subsidiaries at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company and its Subsidiaries, subject to general and customary price increases. To the knowledge of the Company, no such supplier has otherwise threatened in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.21 Warranties. The Company has heretofore delivered to the Acquiror true and correct copies of all written warranties currently in effect covering the respective products and services of the Company or any of its Subsidiaries. During the past two (2) years, the aggregate warranty expenses experienced during any one year by the Company and its Subsidiaries did not exceed $50,000.

Section 3.22 Product Liability. The Company has not been informed in writing of any product liability, warranty, material backcharge, material additional work, field repair or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (a) services rendered by the Company or any of its Subsidiaries during the period through and including the Closing Date, (b) the sale, distribution, erection or installation of products by the Company or any of its Subsidiaries, or the manufacture of products by the Company or any of its Subsidiaries delivered to a customer prior to the Closing Date or (c) the operation of the Company’s or any Subsidiary’s business during the period through and including the Closing Date.

Section 3.23 Inventories. The inventories of the Company and its Subsidiaries are reflected on the Balance Sheet and in the books and records of the Company and its Subsidiaries in accordance with GAAP applied on a basis consistent with past practice (except as described in the notes to the Balance Sheet). Such inventories are adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and such inventory levels are not in excess of normal operating requirements of the Company and its Subsidiaries.

Section 3.24 Certain Payments.

(a) To the knowledge of the Company, none of the Company, any of its Subsidiaries, or any of their respective officers, directors, executives, employees or agents (as understood under the common law of agency), in service or furtherance of the business or business interests of the Company or any of its Subsidiaries, (i) has provided or is providing any illegal contributions, gifts, entertainment or other unlawful things of value relating to political activity, (ii) has made, authorized, facilitated, or otherwise intentionally permitted any direct or indirect unlawful payments or the unlawful provision of other things of value to any (A) foreign or domestic government official or employee, (B) employee of a foreign or domestic government-owned entity, (C) foreign or domestic political party, political official, or candidate for political office, or (D) officer or employee of a public international organization, to obtain a competitive advantage, or to receive favorable treatment in obtaining or retaining business, (iii) has violated or is violating in any material respect any provision of the United States Foreign Corrupt Practices Act, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (v) has made any bribe, unlawful rebate, payoff, influence payment or kickback (vi) is, or has been, under administrative, civil or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine audit), in connection with alleged or suspected violations of any Law that prohibits payments to influence foreign or domestic government officials improperly, or (vii) has received notice from, or made a voluntary disclosure to, the United States Department of Justice or the United States Securities and Exchange Commission regarding alleged or possible violations of any Law that prohibits payments to influence foreign or domestic government officials improperly.

(b) To the knowledge of the Company, none of the Company’s distributors, consultants, or other third-party representatives, in service or furtherance of the business or business interests of the Company or any of its Subsidiaries, and with knowledge of the Company or its conscious avoidance of such knowledge (i) has provided or is providing any illegal contributions, gifts, entertainment or other unlawful things of value relating to political activity, (ii) has made, authorized, facilitated, or otherwise intentionally permitted any direct or indirect unlawful payments or the unlawful provision of other things of value to any (A) foreign or domestic government official or employee, (B) employee of a foreign or domestic government-owned entity, (C) foreign or domestic political party, political official, or candidate for political office, or (D) officer or employee of a public international organization, to obtain a competitive advantage, or to receive favorable treatment in obtaining or retaining business, (iii) has violated or is violating in any material respect any provision of the United States Foreign Corrupt Practices Act, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (v) has made any bribe, unlawful rebate, payoff, influence payment or kickback (vi) is, or has been, under administrative, civil or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine audit), in connection with alleged or suspected violations of any Law that prohibits payments to influence foreign or domestic government officials improperly, or (vii) has received notice from, or made a voluntary disclosure to, the United States Department of Justice or the United States Securities and Exchange Commission regarding alleged or possible violations of any Law that prohibits payments to influence foreign or domestic government officials improperly.

Section 3.25 Insurance. Schedule 3.25 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. No notice of cancellation, termination or reduction of coverage has been received with respect to any such policy. No claim currently is pending under any such policy involving an amount in excess of $25,000. Schedule 3.25 of the Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder.

Section 3.26 Brokers. Except for BB&T Capital Markets | Windsor Group, a division of Scott & Stringfellow, Inc. (“BB&T”), the fees of which will be paid by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to the Acquiror a complete and correct copy of all agreements between the Company and BB&T pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby. The aggregate of all fees, commissions and expenses under any agreement or engagement letter between BB&T or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, that will become payable to BB&T or any of its Affiliates as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby is $1,000,000 (the “BB&T Fee Amount).

Section 3.27 Disclosure. The information disclosed by or on behalf of the Company or any Principal Stockholder relating to the Company Stockholder Approval or the Company Stockholder Ratifications (any disclosure, the “Disclosure”) complied with the applicable provisions of the U.S. federal securities Laws and Virginia Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PRINCIPAL STOCKHOLDERS

Each Principal Stockholder hereby represents and warrants to the Acquiror and Merger Sub, severally and not jointly, as follows:

Section 4.1 Authority. Such Principal Stockholder has the legal capacity to execute and deliver this Agreement and each of the Ancillary Agreements to which he will be a party, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which such Principal Stockholder will be a party will have been, duly and validly executed and delivered by such Principal Stockholder. Assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which such Principal Stockholder will be a party will constitute, the legal, valid and binding obligations of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 4.2 No Conflict. The execution, delivery and performance by such Principal Stockholder of this Agreement and each of the Ancillary Agreements to which he will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate in any material respect any Law applicable to such Principal Stockholder or (ii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which such Principal Stockholder is a party; except for any such conflicts, violations, breaches, defaults or other occurrences that do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the ability of such Principal Stockholder to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.3 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Principal Stockholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE ACQUIROR AND MERGER SUB

The Acquiror and Merger Sub hereby represent and warrant to the Company as follows:

Section 5.1 Organization. Each of the Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.2 Authority. Each of the Acquiror and Merger Sub has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Acquiror and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Acquiror and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of the Acquiror and Merger Sub and by the Acquiror as the sole stockholder of Merger Sub. No other corporate proceedings on the part of the Acquiror or Merger Sub are necessary to authorize this Agreement or any Ancillary Agreement to which it will be a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Acquiror or Merger Sub will be a party will have been, duly and validly executed and delivered by the Acquiror and Merger Sub, as applicable. Assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Acquiror or Merger Sub will be a party will constitute, the legal, valid and binding obligations of the Acquiror and Merger Sub, as applicable, enforceable against the Acquiror and Merger Sub, as applicable, in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by each of the Acquiror and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the articles of incorporation or bylaws or equivalent organizational documents of the Acquiror or Merger Sub;

(ii) conflict with or violate in any material respect any Law applicable to the Acquiror or Merger Sub; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Acquiror or Merger Sub is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the ability of the Acquiror or Merger Sub to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) Neither the Acquiror nor Merger Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Acquiror and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for the filing of the Articles of Merger with the State Corporation Commission of Virginia.

Section 5.4 Available Funds. The Acquiror has and will have as of the Closing sufficient funds available to consummate the Merger and the other transactions contemplated hereby. The Acquiror’s ability to consummate the Merger and the other transactions contemplated hereby is not contingent on raising any equity capital, obtaining financing therefor, consent of any lender or any other matter relating to funding payments under this Agreement.

Section 5.5 Merger Sub. Merger Sub is a direct, wholly owned subsidiary of the Acquiror that was formed solely for the purpose of engaging in the Merger. Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 5.6 Litigation. There is no Action pending or, to the knowledge of the Acquiror, threatened against the Acquiror or Merger Sub or against any of their respective Representatives that would reasonably be expected to materially impair the ability of the Acquiror or Merger Sub to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Acquiror or Merger Sub.

ARTICLE VI

COVENANTS

Section 6.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 6.2 Public Announcements. On and after the date of this Agreement, the Principal Stockholders shall consult with the Acquiror before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the Principal Stockholders shall issue any press release or make any public statement prior to obtaining the written approval of the Acquiror, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law.

ARTICLE VII

TAX MATTERS

Section 7.1 Tax Liabilities.

(a) The Principal Stockholders, jointly and severally, will be solely responsible and liable for all Taxes imposed upon the Company and its Subsidiaries with respect to any Pre-Closing Tax Period. Any Taxes that are the responsibility of the Principal Stockholders under this Section 7.1(a) shall be paid no later than five (5) days prior to the due date for the payment of such Taxes and to the extent such Taxes are not paid to Acquiror or the Company on or prior to the applicable date, the amount of such Taxes shall bear interest at the rate of ten percent (10%) per annum, commencing on the applicable due date until the date of payment. The Principal Stockholders’ liability under this Section 7.1 shall be subject to the limits set forth in Sections 9.4(a), 9.6(a) and 9.6(c), but otherwise will not be subject to Article IX.

(b) For purposes of Section 7.1(a), the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable periods, one that ended at the close of the Closing Date and the other that began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit and state and local apportionment factors of the Company for the Straddle Period shall be allocated between such two taxable periods on a “closing of the books basis” by assuming that the books and records of the Company were closed at the closing of the Closing Date; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annual basis, such as depreciation, and (ii) periodic Taxes, such as property or similar ad valorem Taxes, shall be apportioned ratably between such periods on the basis of the number of days elapsed in each such period.

Section 7.2 Tax Returns. The Company shall prepare and file or cause to be prepared and filed, within the time and manner proscribed by Law, all Returns of the Company that are required to be filed prior to the Closing Date. All such Returns shall be prepared in a manner consistent with past practice unless required by applicable Law, and prior to filing, shall be submitted to the Acquiror no later than forty-five (45) days prior to the due date for filing thereof (including applicable extensions) for Acquiror’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Acquiror shall prepare and file or cause to be prepared and filed all Returns of the Company and its Subsidiaries for any Pre-Closing Tax Period that are required to be filed after the Closing Date. Such Returns shall be prepared in accordance with past practice unless required by applicable Law, as reasonably determined by the Acquiror. Such Returns shall be submitted to the Stockholder Representative no later than fifteen (15) days prior to the due date for filing thereof (including applicable extensions) for the Stockholder Representative’s review.

Section 7.3 Cooperation. Acquiror, the Stockholder Representative, the Company and its Subsidiaries shall reasonably cooperate, and shall cause their respective affiliates and their respective directors, officers and employees reasonably to cooperate, and use commercially reasonable efforts to cause their respective agents, auditors and representatives reasonably to cooperate, in preparing and filing all Returns and in resolving all disputes and audits with respect to all Taxable periods or relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes.

Section 7.4 Tax Claims. If a claim for Taxes, including, without limitation, notice of a pending or threatened audit, shall be made by any taxing authority to Acquiror or any Subsidiary in writing, which, if successful, would result in an indemnity payment pursuant to Section 7.5 (a “Tax Claim”), Acquiror shall notify the Stockholder Representative in writing of the Tax Claim within thirty (30) days following Acquiror’s or its Subsidiary’s receipt of the written claim for Taxes. Such notice shall state the nature and basis of the Claim and the amount thereof, each to the extent known by Acquiror or the Subsidiary. Acquiror shall have the sole right to represent the interests of the Company or its Subsidiaries with respect to any Tax Claim; provided, however, that the Stockholder Representative shall have the right to employ counsel of its choice at its expense in connection with such Tax Claim and to participate in any related audit or proceeding.

Section 7.5 Tax Indemnification. The Principal Stockholders, jointly and severally, indemnify, defend and hold harmless the Acquiror, the Company and its Subsidiaries against all Seller Taxes. The indemnification required hereunder for Seller Taxes shall be made by prompt payment by the Principal Stockholders of the amount of such Taxes, as and when notified of the amount of such Taxes by the Acquiror or the Company together with interest on any amount not repaid within five (5) Business Days after receipt of notice at the rate of ten percent (10%) per annum. The obligations of this Section 7.5 shall not be subject to the provisions of Article IX other than Sections 9.4(a), 9.6(a), 9.6(c) and 9.7.

Section 7.6 Transfer Taxes. The parties agree and acknowledge that any applicable Transfer Taxes will be an expense of the Merger and the Principal Stockholders, on the one hand, and the Acquiror, on the other hand, shall each be responsible for 50% of any such Transfer Taxes. The parties’ obligation to pay such Transfer Taxes shall not be subject to the limits on indemnification set forth in Article IX.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 General Conditions. The respective obligations of each party to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that, in any case, prohibits or makes illegal the consummation of the Merger.

(b) Escrow Agreement. The Acquiror, the Stockholder Representative and the Escrow Agent shall have duly executed and delivered the Escrow Agreement.

Section 8.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties of the Acquiror and Merger Sub contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date. Each of the Acquiror and Merger Sub shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. The Company shall have received from the Acquiror and Merger Sub a certificate dated as of the Closing Date and signed by a duly authorized officer thereof, stating that the conditions set forth in this Section 8.2(a) have been satisfied.

(b) No Litigation. There shall not be pending or threatened any Action by any Governmental Authority that seeks, directly or indirectly, to challenge or make illegal or otherwise prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

Section 8.3 Conditions to Obligations of the Acquiror and Merger Sub. The obligations of the Acquiror and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the

Closing, of each of the following conditions, any of which may be waived in writing by the Acquiror in its sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date. The Company shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. The Acquiror shall have received from the Company a certificate dated as of the Closing Date and signed by a duly authorized officer thereof, stating that the conditions set forth in this Section 8.3(a) have been satisfied.

(b) Consents and Approvals. All authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents, in each case set forth on Schedule 8.3(b), shall have been received and shall be reasonably satisfactory in form and substance to the Acquiror.

(c) No Litigation. There shall not be pending or threatened any Action by any Governmental Authority, or by any other Person having a reasonable likelihood of success, that seeks, directly or indirectly, to (i) challenge or make illegal or otherwise prohibit or materially delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, (ii) to prohibit or limit the ownership, operation or control by the Company, the Acquiror or any of their respective Subsidiaries of any material portion of the business or assets of the Company, the Acquiror or any of their respective Subsidiaries, or to compel the Company, the Acquiror or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, the Acquiror or any of their respective Subsidiaries or (iii) to impose limitations on the ability of the Acquiror to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company.

(d) Principal Stockholder Release. The Acquiror shall have received an executed counterpart of the Principal Stockholder Release, signed by each Principal Stockholder.

(e) Banking Matters. The Acquiror and Merger Sub shall have received (i) payoff letters in form and substance reasonably acceptable to the Acquiror and Merger Sub with respect to the repayment and termination of the Bank of Georgetown Loan Agreement, evidencing the satisfaction of all liabilities thereunder and the termination of all “Related Documents” (as defined in the Bank of Georgetown Loan Agreement) in connection therewith upon receipt of the amounts set forth therein; (ii) terminations and releases in form and substance reasonably acceptable to the Acquiror and Merger Sub, concurrently with the repayment of the obligations giving rise thereto, of all Encumbrances (other than Permitted Encumbrances) with respect to the capital stock, property and assets of the Company and its Subsidiaries pledged or otherwise encumbered under the Bank of Georgetown Loan Agreement and the Related Documents; and (iii) evidence reasonably acceptable to the Acquiror and Merger Sub that the Bank of America Letter of Credit has been “rolled over,” “back-to-backed,” cash-collateralized, repaid or refinanced, as may be agreed between the Company and Bank of America, N.A., to the satisfaction of the Acquiror and Merger Sub.

(f) Resignations. The Acquiror shall have received letters of resignation from the directors of the Company and the directors of each of its Subsidiaries.

(g) Confidentiality and Invention Disclosure Agreements. Each Confidentiality and Invention Disclosure Agreement shall have been duly executed and delivered by the Company and the relevant employee party thereto.

(h) Employment Agreements. The Employment Agreements shall have been duly executed and delivered by each of Stephen Gizinski, Fred Shapiro and Mark Virden.

(i) Retention Agreements. The Retention Agreements shall have been duly executed and delivered by each of the individuals listed on Schedule I.

(j) Non-Competition Agreement. The Non-Competition Agreement shall have been duly executed and delivered by the Acquiror and Dana H. Dalton.

(k) Equityholder Release. The Equityholder Release shall have been duly executed and delivered by the Company and each of the following Stockholders: Dori Dalton, Matthew Dalton, Claire Dalton, Linda Biddy, Olin K. Biddy and Ryan Biddy.

(l) Employees. No Key Employee shall have terminated his or her employment voluntarily or involuntarily with the Company or any of its Subsidiaries, or notified the Company that such employee intends to terminate his or her employment with the Company or any of its Subsidiaries following the consummation of the transactions contemplated hereby.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival of Representations and Warranties. The representations and warranties of the Company, the Principal Stockholders, the Acquiror and Merger Sub contained in this Agreement or in the certificate delivered pursuant to Section 8.3(a), in the case of the Company, or in the certificate delivered pursuant to Section 8.2(a), in the case of the Acquiror or Merger Sub, shall survive the Closing until the date that is eighteen (18) months after the Effective Time; provided, however, that:

(a) the representations and warranties set forth in Sections 3.1(a) and 5.1 relating to organization and existence, Sections 3.2(a), 4.1 and 5.2 relating to authority, Sections 3.4(a) and 3.4(c) relating to capitalization, Section 3.5 relating to equity interests and Sections 3.26, 4.3 and 5.7 relating to broker’s fees and finder’s fees (Sections 3.1(a), 3.2(a), 3.4(a), 3.4(c), 3.5, 3.26, 4.1, 4.3, 5.1, 5.2 and 5.7 are collectively referred to herein as the “Core Representations”), shall survive indefinitely;

(b) the representations and warranties set forth in Sections 3.10 relating to employee benefits, Section 3.15 relating to Taxes and Section 3.16 relating to environmental matters shall survive until the close of business on the thirtieth (30th) day following the expiration of the applicable statute of limitations with respect to the liabilities in question (giving effect to any waiver, mitigation or extension thereof); and

(c) any claims based upon or arising out of fraud or intentional misrepresentation shall terminate on the date that is thirty (30) days following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

No party shall have any liability whatsoever with respect to any such representations and warranties unless a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

Section 9.2 Indemnification.

(a) Subject to and as limited by the provisions of this Article IX, the Principal Stockholders, jointly and severally, shall save, defend, indemnify and hold harmless the Acquiror, Merger Sub, the Surviving Corporation, their respective Affiliates, and their respective Representatives, successors and assigns from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(i) any breach of any representation or warranty made by the Company or a Principal Stockholder contained in this Agreement or in the certificate delivered pursuant to Section 8.3(a) (without giving effect to any materiality, Material Adverse Effect or knowledge limitations or qualifications thereto, or subsequent supplements or updates to the Disclosure Schedules, provided, however that knowledge limitations and qualifications shall be given effect to the extent the facts or circumstances giving rise to the breach arose in connection with the business conducted by Avtec Systems before the Avtec Acquisition Date and provided further, that knowledge limitations and qualifications contained in Section 3.8(c), Section 3.9, the penultimate sentence of Section 3.13(a), Section 3.16(b), Section 3.17(b), Section 3.19(a)(i) (to the extent such clause relates to a Related Party of the Company or any of its Subsidiaries) and Section 3.24(b) will be given effect);

(ii) any breach of any covenant or agreement by the Company contained in this Agreement;

(iii) third-party expenses in connection with any remediation efforts, audits and/or investigations performed by or on behalf of the Acquiror or the Surviving Corporation (in each case, whether performed voluntarily or at the direction of a Governmental Authority) after the Closing Date (but no later than eighteen (18) months after the Closing Date), which result in voluntary disclosures or other submissions to a Governmental Authority, to the extent deemed reasonably necessary by the Acquiror in connection with possible or potential breaches of Section 3.18(e) and Section 3.18(f) and any penalties and fines imposed by the U.S. Department of State, Department of Commerce or Department of Treasury resulting from any such voluntary disclosures or other submissions, to the extent relevant Losses exceed $100,000 in the aggregate;

(iv) amounts in excess of the Closing Date Per Share Merger Consideration required to be paid to holders of Dissenting Shares, including any interest required to be paid thereon; or

(v) the Stratos LOI.

(b) Subject to and as limited by the provisions of this Article IX, the Acquiror shall save, defend, indemnify and hold harmless the Stockholders, their respective Affiliates and their respective Representatives, successors and assigns from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(i) any breach of any representation or warranty made by the Acquiror or Merger Sub contained in this Agreement or in the certificate delivered pursuant to Section 8.2(a);

(ii) any breach of any covenant or agreement by the Acquiror or Merger Sub contained in this Agreement; or

(iii) any liabilities of the Surviving Corporation following the Closing other than those liabilities for which the Principal Stockholders have agreed to indemnify the Acquiror pursuant to Article VII or Section 9.2(a).

Section 9.3 Procedures.

(a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article IX in respect of, arising out of or involving a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Stockholder Representative (on behalf of the Principal Stockholders) or to the Acquiror, as the case may be (the party receiving such notice, the “Indemnifying Party”), with reasonable promptness after receipt by such Indemnified Party of written notice of the Third Party Claim and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request, including reasonable detail of the basis for the Third Party Claim and, to the extent reasonably practicable, a reasonable estimate of the amount of such Third Party Claim. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim pursuant to the terms of this Article IX, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the

Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 9.3(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim, and the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party in connection therewith. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party; or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines, based on the advice of counsel, that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest; provided, that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be responsible for the fees and expenses of more than one separate counsel (in addition to any local counsel) for the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(c) If the Indemnifying Party assumes the defense of any Third Party Claim, then the Indemnifying Party shall promptly pay to the Indemnified Party as and when invoices are received by the Indemnifying Party the amount of any invoices for reasonable attorneys’ fees incurred by the Indemnified Party in accordance with Section 9.3(b). If (i) the Indemnifying Party has not elected to assume the defense of a Third Party Claim but either the Indemnifying Party has acknowledged in writing its obligation to indemnify the Indemnified Party against Losses that may result in connection with such Third Party Claim or (ii) a court of competent jurisdiction has determined that the Indemnifying Party is required hereunder to indemnify such Losses, then in either such case the indemnification required hereunder in respect of such Losses shall be made by prompt payment by the Indemnifying Party of the amount of actual Losses in connection therewith, as and when invoices are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party, subject in all such cases to Section 9.6.

(d) The Indemnifying Party shall not be entitled to require that any Action be made or brought against any other Person before Action is brought or claim is made against it hereunder by the Indemnified Party.

(e) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party, including reasonable detail of the basis for such claim and, to the extent reasonably practicable, a reasonable estimate of the amount of such claim. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article IX. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(f) Notwithstanding the provisions of Section 10.10, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

Section 9.4 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement: (a) the Principal Stockholders shall not be liable for any claim for indemnification pursuant to Article VII or Article IX unless and until the aggregate amount of indemnifiable Losses which may otherwise be recovered from all Principal Stockholders equals or exceeds the Deductible, in which case the Principal Stockholders shall be liable only for the Losses in excess of the Deductible, subject to the limitation set forth in clause (b) below; (b) the maximum aggregate amount of indemnifiable Losses which may be recovered from the Principal Stockholders arising out of or relating to the causes set forth in Section 9.2(a) shall not exceed an amount equal to the Escrow Amount; and (c) the Principal Stockholders shall not be obligated to indemnify the Acquiror or any other Person with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was included in the Interim Balance Sheet; provided, that the foregoing clauses (a) and (b) shall not apply to Losses arising out of or relating to the breach of any representation or warranty made in any Core Representation or to any representation or warranty in the event of fraud or intentional misrepresentation; and provided further, that the foregoing clause (b) shall not apply to Losses arising out of or relating to the breach of any representation or warranty made in Section 3.15 relating to Tax matters or indemnification claims pursuant to Article VII; and provided further, that with respect to any Losses to which the foregoing clause (b) shall not apply, the Principal Stockholders shall be liable on a several, rather than joint and several, basis and no claim with respect to any such Losses may be brought against a Principal Stockholder unless such claim is brought against all Principal Stockholders; provided that if the Indemnified Party cannot obtain jurisdiction in a Maryland court specified in Section 10.10 without unreasonable effort over one or more Principal Stockholders, the Indemnified Party may nonetheless bring a claim against the other Principal Stockholders; and provided further, that the maximum liability of each Principal Stockholder for all indemnification claims pursuant to Article VII and Article IX shall not exceed the pro rata percentage of the Merger Consideration, together with any amounts distributed to the Principal Stockholders from the Escrow Fund as provided in the Escrow Agreement and this Agreement, actually received by such Principal Stockholder. The Indemnified Party may not make a claim for indemnification under Section 9.2(a) for breach by any Indemnifying Party of a particular representation or warranty after the expiration of the survival period thereof specified in Section 9.1, except as otherwise provided in such Section.

Section 9.5 Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, the Acquiror expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to or knowledge of such party in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.

Section 9.6 Escrow Fund.

(a) The Acquiror hereby agrees that it shall seek a remedy from the Escrow Fund, to the extent of the amount then held in the Escrow Fund, with respect to any indemnification claim asserted hereunder before seeking to recover any Losses directly from the Principal Stockholders.

(b) Upon the date that is eighteen (18) months after the Effective Time, the Escrow Agent shall pay any amounts remaining in the Escrow Fund to the Principal Stockholders (other than holders of any Dissenting Shares) as instructed by the Stockholder Representative, subject to Section 9.6(c). Payment of such amounts to Principal Stockholders shall be made pro rata in accordance with the portion of the Merger Consideration each such Principal Stockholder would otherwise have been entitled to receive under Section 2.10(c), by virtue of the ownership of outstanding Shares immediately prior to the Effective Time.

(c) In the event an indemnification claim arises under this Article IX or under Article VII and notice has been provided to the Stockholder Representative prior to the date that is eighteen (18) months after the Effective Time, a good faith reasonable estimate of the Losses or Seller Taxes (as the case may be) claimed shall be made by the Indemnified Party and the corresponding portion of the Escrow Fund shall be retained until the amount of Losses or Seller Taxes (as the case may be) has been determined, and shall then be applied or distributed as provided for in the Escrow Agreement.

(d) For the avoidance of doubt, notwithstanding any release of the Escrow Fund to the Principal Stockholders in accordance with Section 9.6(b) and (c), the Principal Stockholders shall remain liable in accordance with the terms and conditions of this Article IX for any indemnification claims brought pursuant to (i) this Article IX within the relevant survival period under Section 9.1, including without limitation indemnification claims for Losses arising out of or relating to the breach of any representation or warranty made in any Core Representation or in Section 3.10 relating to ERISA matters, Section 3.15 relating to Tax matters, Section 3.16 relating to environmental matters, or to any representation or warranty in the event of fraud or intentional misrepresentation; or (ii) Article VII.

Section 9.7 Calculation of Losses. The amount of any Losses subject to indemnification under Section 9.2(a) shall be calculated net of any amounts recovered by the Acquiror or its Affiliates (including the Surviving Corporation after the Closing) under applicable insurance policies held by the Acquiror or its Affiliates (net of all direct unreimbursed collection expenses). The Acquiror and its Affiliates shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder, and the Acquiror, Merger Sub and the Company shall not terminate or cancel any insurance policies maintained by the Company for periods prior to the Closing; provided, however, that none of the Acquiror nor its Affiliates shall be obligated to resort to litigation against insurance carriers in order to pursue any insurance claims except in the case of claims in excess of $500,000 where (i) the Acquiror and its Affiliates conclude in good faith after discussing the matter with the Stockholder Representative that they have a reasonable chance of success on the merits or (ii) the Principal Stockholders direct the Acquiror in writing to proceed with litigation and agree in writing to indemnify the Acquiror and its Affiliates for fifty percent (50%) of any unreimbursed collection expenses relating thereto that exceed the amount recovered from the insurance company. In the event that an insurance recovery is made by the Acquiror, Merger Sub, the Surviving Corporation or any of their Affiliates with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct unreimbursed collection expenses) shall be made promptly to the Stockholder Representative (on behalf of the Principal Stockholders). The amount of any claims or Losses subject to indemnification pursuant to Article VII or Article IX shall be calculated net of any net Tax benefits actually realized by the Indemnified Party in the year of the Loss resulting from the matter giving rise to the indemnification claim hereunder. Except for Losses included in a final, nonappealable order or decision issued by a court of competent jurisdiction relating to a Third Party Claim, in no event will Losses include claims for consequential, punitive or incidental damages, including consequential damages for business interruption, lost profits, lost business opportunity or damage to business reputation.

Section 9.8 Adjustment to Merger Consideration. All indemnity payments made pursuant to this Article IX or otherwise shall be treated for all Tax purposes as an adjustment to the Merger Consideration.

Section 9.9 Duty to Mitigate. Each party hereto agrees to use commercially reasonable efforts to mitigate any damages which form the basis of any claim for indemnification under this Article IX.

Section 9.10 Exclusive Remedy. From and after the Closing, the sole recourse and exclusive remedy of the Acquiror, Merger Sub, the Company and the Principal Stockholders against each other arising out of this Agreement or any certificate delivered pursuant to Section 8.2(a) or Section 8.3(a), or otherwise arising from the transactions contemplated hereby, shall be to assert a claim for indemnification under the indemnification provisions of Section 9.2 or a claim under Article VII, and each such party waives all other remedies it may have from and after the Closing; provided, that nothing herein is intended to waive any claims for fraud or intentional misrepresentation, or waive any equitable remedies to which a party may be entitled.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 10.2 Amendment and Modification. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Closing Date (notwithstanding any stockholder approval); provided, however, that after approval of the transactions contemplated hereby by the stockholders of the Company, no amendment shall be made which pursuant to applicable Law requires further approval by such stockholders without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 10.3 Extension. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties. Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.4 Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Acquiror, Merger Sub or the Surviving Corporation, to:

Integral Systems, Inc.

6721 Columbia Gateway Drive

Columbia, MD 21046

Attention: R. Miller Adams, Esq., General Counsel

Facsimile: (410) 312-2980

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20046

Attention: Howard B. Adler, Esq.

Facsimile: (202) 467-0539

(ii)	if to Company or the Stockholder Representative, to:

Olin Biddy

c/o CVG, Incorporated

14432 Albemarle Point Place

Chantilly, VA 20151

Facsimile: (703) 488-2555

(iii)	if to Dana H. Dalton, to:

Dana H. Dalton

c/o CVG, Incorporated

14432 Albemarle Point Place

Chantilly, VA 20151

Facsimile: (703) 488-2555

(iv)	if to John J. Stover, to:

John J. Stover

c/o CVG, Incorporated

14432 Albemarle Point Place

Chantilly, VA 20151

Facsimile: (703) 488-2555

in the case of clauses (ii), (iii) and (iv), with a copy (which shall not constitute notice) to:

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

Attention: Paul V. Rogers, Esq.

Facsimile: (202) 778-5592

Section 10.6 Interpretation. When a reference is made in this Agreement to a Section, Article, Disclosure Schedule or Exhibit such reference shall be to a Section, Article, Disclosure Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Disclosure Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Disclosure Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 10.7 Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.8 No Third-Party Beneficiaries. Except as provided in Article IX, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. Furthermore, nothing in this Agreement, express or implied, shall either (i) constitute an amendment to any Company Plan or to any other employee benefit plan or (ii) constitute the creation of a new employee benefit plan by either the Company, the Acquiror or any of their Affiliates.

Section 10.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Maryland, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Maryland.

Section 10.10 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any Maryland federal court sitting in the County of Baltimore (or, if such court lacks subject matter jurisdiction, in any appropriate Maryland state or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Maryland, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Maryland as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Maryland as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the Acquiror (in the case of an assignment by the Company) or the Company (in the case of an assignment by the Acquiror or Merger Sub), and any such assignment without such prior written consent shall be null and void; provided, however, that the Acquiror or Merger Sub may assign this Agreement to any Affiliate of the Acquiror without the prior consent of the Company; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Maryland state or federal court sitting in the County of Baltimore (or, if such court lacks subject matter jurisdiction, in any appropriate Maryland state or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 10.13 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.16 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.17 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 10.18 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.19 No Presumption Against Drafting Party. Each of the Acquiror, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INTEGRAL SYSTEMS, INC.			CVG, INCORPORATED

By:	/s/ Paul G. Casner, Jr.		By:	/s/ Stephen Gizinski
	Name:	Paul G. Casner, Jr.		Name:	Stephen Gizinski
	Title:	Chief Executive Officer and President		Title:	Chief Executive Officer

STOCKHOLDER REPRESENTATIVE:

ALPHA MERGER CORPORATION			/s/ Olin Biddy
Olin Biddy
By:	/s/ Paul G. Casner, Jr.
	Name:	Paul G. Casner, Jr.
	Title:	President

PRINCIPAL STOCKHOLDERS:

/s/ Dana H. Dalton
Dana H. Dalton

/s/ Olin Biddy
Olin Biddy

/s/ John J. Stover
John J. Stover

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]